                                                                      EXHIBIT 23

                         CONSENT OF INDEPENDENT AUDITORS


         We consent to the incorporation by reference in the Registration Statement (Form S-8 dated August 16, 2000) pertaining to the Eaton Corporation 401(k) Savings Plan for the registration of 500,000 Common Shares of our reports
(a) dated January 21, 2000, with respect to the consolidated financial statements of Eaton Corporation included in its Annual Report (Form 10-K) and
(b) dated June 9, 2000, with respect to the financial statements and schedules of the Eaton Corporation 401(k) Savings Plan included in the Plan's Annual Report (Form 11-K), both for the year ended December 31, 1999, filed with the Securities and Exchange Commission.




                                                         /s/ERNST & YOUNG LLP


Cleveland, Ohio
August 16, 2000